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                                                                      EXHIBIT 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                  Twelve Months                      Twelve Months
                                                  Ended June 30,                   Ended December 31,
                                                  ----------------    ------------------------------------------
                                                   2001      2000       2000     1999     1998    1997     1996
------------------------------------------------------------------    ------------------------------------------
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                   397.0     630.7      485.0    565.9    461.1   397.0    325.8

ADJUSTMENTS:
   Interest during construction                    (2.6)     (2.3)      (2.2)    (2.8)    (2.1)   (3.0)    (1.1)
   Distributed (Undistributed) equity income       (4.8)     (6.9)      (5.5)    (5.8)    (0.4)    3.6      1.5
   Fixed charges *                                183.5     198.8      192.8    183.8    163.3   180.5    183.7
------------------------------------------------------------------    ------------------------------------------
Earnings available                                573.1     820.3      670.1    741.1    621.9   578.1    509.9

FIXED CHARGES:
   Interest on long-term and short-term debt      142.7     158.1      154.3    152.9    145.4   145.6    150.8
   Other interest                                  24.9      24.5       18.3     14.9      1.4    15.2     13.5
   Portion of rentals representing interest        15.9      16.2       20.2     16.0     16.5    19.7     19.4
------------------------------------------------------------------    ------------------------------------------
Total Fixed Charges                               183.5     198.8      192.8    183.8    163.3   180.5    183.7

RATIO OF EARNINGS TO FIXED CHARGES                 3.12      4.13       3.48     4.03     3.81    3.20     2.78
==================================================================    ==========================================

Prior periods have been restated to reflect discontinued operations.


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